Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Ashmore Funds:

We consent to the use of our report dated November 22, 2010 included herein, and to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

November 22, 2010